Exhibit 2.14

EXECUTION VERSION
Dated 10 December 2020
QIAGEN N.V.
as Issuer

and
DEUTSCHE BANK AKTIENGESELLSCHAFT
and
GOLDMAN SACHS INTERNATIONAL
and
MERRILL LYNCH INTERNATIONAL
as Joint Global Coordinators and Joint Bookrunners
and
BNP PARIBAS
and
HSBC TRINKAUS & BURKHARDT AG
and
UNICREDIT BANK AG
as Joint Bookrunners
SUBSCRIPTION AGREEMENT
relating to the
QIAGEN N.V.
up to USD 500,000,000 Convertible Bonds due 2027
ISIN DE000A286LP0
convertible into ordinary registered shares of
QIAGEN N.V.

Linklaters

Ref: L-305747

Linklaters LLP

A43047600

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THIS SUBSCRIPTION AGREEMENT (the "Agreement") is made on 10 December 2020 between:
(1)    QIAGEN N.V. (the "Issuer");
(2)    DEUTSCHE BANK AKTIENGESELLSCHAFT, GOLDMAN SACHS INTERNATIONAL and MERRILL LYNCH INTERNATIONAL (together, the "Joint Global Coordinators"); and
(3)    BNP PARIBAS, HSBC TRINKAUS & BURKHARDT AG and UNICREDIT BANK AG (together with the Joint Global Coordinators, the "Joint Bookrunners").
Recitals:
(A)    The Issuer intends to issue Convertible Bonds due 2027, ISIN DE000A286LP0, in an aggregate principal amount of up to USD 500,000,000 (the "Bonds", which expression where the context so admits shall include the Global Bond (as defined below) to be delivered in respect of the Bonds).
(B)    The Bonds will have the terms and conditions substantially in the form attached hereto as Schedule 1 (the "Terms and Conditions").
(C)    The Bonds will, subject to and in accordance with the Terms and Conditions, be convertible by each holder of a Bond (the "Bondholders") into new or already existing fully paid ordinary registered shares (ISIN: NL0012169213) of the Issuer to be issued by the Issuer upon conversion of the Bonds from its authorised and unissued share capital or to be delivered by or on behalf of the Issuer in the form of existing shares held by the Issuer as treasury shares (eigene Aktien) of the same class as the new shares (the "Settlement Shares"), provided that such delivery of existing shares can be legally effected and does not impair the rights which the relevant Bondholder would otherwise have.
(D)    Pursuant to article 3.1 of the current articles of association of the Issuer (the "Articles"), the authorised share capital of the Issuer amounts to nine million Euro (EUR 9,000,000), which is divided into four hundred and ten million (410,000,000) shares with a nominal value of one Euro cent (EUR 0.01) each, forty million (40,000,000) financing preference shares with a nominal value of one Euro cent (EUR 0.01) each and four hundred and fifty million (450,000,000) preference shares with a nominal value of one Euro cent (EUR 0.01) each. At the date of this Agreement, the total issued and outstanding share capital of the Issuer amounts to 230,829,308.67 ordinary shares with a nominal value of EUR 0.01 each (the "Existing Shares") and as such, 179,170,691 ordinary shares remain available for issue under the Issuer's current authorised share capital.
(E)    The issuance of the Bonds have been resolved upon by the managing board of the Issuer in a written resolution dated 9 December 2020, and the grant of rights to acquire the Settlement Shares and the exclusion of pre-emptive rights relating thereto was approved by the supervisory board of the Issuer in a meeting held on 3 December 2020 (the "Authorisation").
(F)    Payments and other functions in respect of the Bonds will be made or performed on behalf of the Issuer by the agents appointed under a paying, conversion and calculation agency agreement expected to be dated on or before the Closing Date (the "Agency Agreement") between the Issuer and such agents named therein (the "Agents").
(G)    The Issuer and Clearstream Banking AG, Frankfurt ("Clearstream Frankfurt"), will, on or before the Closing Date, enter into a book-entry registration agreement pursuant to which the Issuer will appoint Clearstream Frankfurt as its book-entry registrar in respect of the

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Bonds and will agree to maintain a register showing the aggregate number of the Bonds represented by the Global Bond under the name of Clearstream Frankfurt, and Clearstream Frankfurt will agree, as agent of the Issuer, to maintain records of the Bonds credited to the accounts of the accountholders of Clearstream Frankfurt for the benefit of the holders of the co-ownership interests in the Global Bond, and the Issuer and Clearstream Frankfurt will agree, for the benefit of the holders of co-ownership interests in the Global Bond, that the actual number of Bonds from time to time shall be evidenced by the records of Clearstream Frankfurt (the "Book-Entry Registration Agreement").
(H)    The Issuer is a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Venlo, The Netherlands, and having its registered office at Hulsterweg 82, 5912PL Venlo, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 12036979.
(I)    The Joint Bookrunners will offer the Bonds to non-U.S. persons outside the United States of America (the "United States") within the meaning of and pursuant to Regulation S ("Regulation S") under the Securities Act for sale to institutional investors in an offshore international private offering, in reliance on an exemption from registration in the United States pursuant to Regulation S under the Securities Act (the "Bonds Offer").
(J)    The Issuer has prepared and delivered to each Joint Bookrunner copies of
(i)    the launch term sheet used in the Bonds Offer, dated the day of this Agreement, describing the terms of the Bonds except for the pricing information (the "Launch Term Sheet"); and
(ii)    a form of the pricing term sheet describing the terms of the Bonds including the pricing information, which will be finally dated the Pricing Date (the "Pricing Term Sheet"), each for use by such Joint Bookrunner in connection with the Bonds Offer.
(K)    The Issuer will apply for the Bonds to be quoted on the open market segment (Freiverkehr) of the Frankfurt Stock Exchange (the "Open Market").
IT IS AGREED as follows:
1    Definitions and Interpretation
1.1    In this Agreement (including the recitals):
"2021 Notes" means the USD 300,000,000 Convertible Notes of the Issuer due 2021, ISIN XS1046477581;
"Affiliate" means, in relation to an entity, another entity directly or indirectly controlled by that entity, another entity directly or indirectly controlling that entity, or another entity under common control with that entity;
"Aggregate Principal Amount" means the final aggregate principal amount of the Bonds to be issued fixed in the Pricing Agreement;
"Business Day" means a day (other than a Saturday or a Sunday) on which (i) banks are open for business in Frankfurt am Main and (ii) the Clearing System settles payments;
"Clearing System" means Clearstream Frankfurt;

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"Closing Date" means 17 December 2020 or such later date as the Issuer and the Joint Bookrunners may agree in writing;
"Commission" means the U.S. Securities and Exchange Commission;
"Contracts" means this Agreement, the Pricing Agreement, the Agency Agreement and the Book-Entry Registration Agreement;
"control" means the holding of more than 50 per cent. of the voting shares or other ownership interests of the relevant corporation or business entity;
"Conversion Period" means the conversion period as defined in § 1 of the Terms and Conditions;
"Global Bond" means the permanent global bearer bond representing the Bonds substantially in the form as set forth in Schedule 2 to this Agreement with the Terms and Conditions attached to it;
"Group" means the Issuer and its consolidated Subsidiaries taken as a whole;
"Invitation to Sell" means the invitation to be made by the Issuer (as purchaser) to eligible holders of the outstanding 2021 Notes to offer to sell any and all of such notes for cash;
"Issue Price" is a price in per cent. of the principal amount of the Bonds fixed in the Pricing Agreement;
"MAR" means Regulation (EU) No 596/2014 of the European Parliament and of the council of 16 April 2014 on market abuse (market abuse regulation as amended) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, as amended from time to time;
"Material Adverse Change" means any change or any development or event involving a prospective change which is materially adverse to the business, shareholders' equity, assets, financial position and results of operations (Vermögens-, Finanz- und Ertragslage) or the prospects of the Issuer or the Group whether or not arising in the ordinary course of business;
"Material Adverse Effect" means any Material Adverse Change, or any material adverse effect on the ability of the Issuer to perform its respective obligations under this Agreement, the Contracts, or the Bonds, as the case may be, or which is otherwise material in the context of the issue of the Bonds;
"Offering Materials" means each of the following documents prepared by the Issuer and provided to the Joint Bookrunners for use by the Joint Bookrunners in connection with the Bonds Offer:
(i)    the following documents announcing the Bonds Offer: the Launch Term Sheet (as defined above) and the launch ad-hoc release dated the date of this Agreement;
(ii)    the form of Terms and Conditions;
(iii)    the Pricing Term Sheet (as defined above) and the pricing press release, dated the day after the Pricing Date; and
(iv)    any of the other documents or materials distributed or issued by the Issuer in connection with the Bond Offer (and any amendment or supplement to any of such documents);

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"Previously Publicly Disclosed Information" means any information having been made public by or on behalf of the Issuer on or after 31 December 2019 under general corporate or other regulatory laws, rules or regulations or otherwise (including, but not limited to all filings required by the Frankfurt Stock Exchange, the New York Stock Exchange, the U.S. Securities and Exchange Commission, the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin), the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten - AFM) and/or German law or Dutch law), including, without limitation, the written presentation published by the Issuer on its website on 8 December 2020 in connection with its 'Virtual Deep Dive', in each case which may reasonably be expected to be taken into consideration by investors when making an investment decision in respect of the Bond Offer;
"Share Repurchase" has the meaning given to it in Clause 7.1.5(ii);
"Securities Act" means the U.S. Securities Act of 1933 (as amended);
"Settlement Lead Manager" means Deutsche Bank Aktiengesellschaft; and
"Subsidiary" means a consolidated subsidiary of the Issuer.
1.2    References to capitalised terms not defined in this Agreement are to those terms as defined in the Terms and Conditions, as applicable, except where the context requires otherwise. Words importing the plural shall include the singular and vice versa.
2    Issue of the Bonds
2.1    Subject to the execution of the Pricing Agreement (as defined below), the Issuer agrees to issue the Bonds to the Joint Bookrunners and to deliver the Bonds to the Joint Bookrunners on the Closing Date.
2.2    The Bonds will be represented by a Global Bond. The Global Bond will not be exchangeable for definitive Bonds.
3    Bonds Offer, Subscription; Commissions, Costs and Expenses
3.1    The Joint Bookrunners will conduct the Bonds Offer, on a best efforts basis, during the bookbuilding period which is expected to take place on the date of this Agreement. For the avoidance of doubt, the Bonds Offer may be terminated following a termination of this Agreement in accordance with Clause 11.
3.1.1    The final terms and conditions of the Bonds, in particular the Aggregate Principal Amount, the Issue Price and the Conversion Premium will be determined in the bookbuilding process, and fixed in the pricing agreement to be entered into between the Issuer and the Joint Bookrunners immediately following the completion of the Bonds Offer on the Pricing Date, as the Issuer and the Joint Bookrunners may agree, substantially in the form as set forth in Schedule 3 (the "Pricing Agreement"). None of the parties hereto shall be obliged to enter into the Pricing Agreement.
3.1.2    Without undue delay after such determination has been so made, the Issuer will announce the Reference Share Price and the initial Conversion Price (being the Conversion Premium fixed in the Pricing Agreement above the Reference Share Price).

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3.2    Subject to the execution of the Pricing Agreement by all parties thereto, and subject to the terms and conditions of this Agreement and the Pricing Agreement, and subject to the satisfaction or waiver of the conditions precedent in accordance with Clause 4.2, each Joint Bookrunner will subscribe for its proportion of the Aggregate Principal Amount of the Bonds for which the Joint Bookrunners have successfully procured subscribers at the Issue Price on the Closing Date, namely:

Proportion
Deutsche Bank Aktiengesellschaft	22.51 per cent.
Goldman Sachs International	22.50 per cent.
Merrill Lynch International	22.50 per cent.
BNP PARIBAS	10.83 per cent.
HSBC Trinkaus & Burkhardt AG	10.83 per cent.
UniCredit Bank AG	10.83 per cent.
3.3    The Joint Bookrunners will be severally liable (Einzelschuldner) and be neither joint debtors (Schuldner zur gesamten Hand) nor joint and several debtors (Gesamtschuldner) with respect to any of their obligations, nor joint creditors (Gesamtgläubiger) with respect to any of their rights, under this Agreement. Each of the Joint Bookrunners will acquire sole title to the Bonds which it subscribes pursuant to Clause 3.2 and Clause 3.4, if any, and there shall be no joint ownership in the Bonds by the Joint Bookrunners.
3.4    In connection with the Bonds Offer, each Joint Bookrunner and any of their respective affiliates (each acting as an investor for its own account) may take up Bonds and in that capacity may retain, purchase or sell Bonds for their own account and any other securities of the Issuer or related investments and may offer or sell such securities or other investments otherwise than in connection with the Bonds Offer. Accordingly, references in the Agreement to the Bonds being offered or placed should be read as including any offering of securities to each Joint Bookrunner and any of its respective affiliates acting in such capacity. The Joint Bookrunners do not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so.
3.5    Commissions; Costs and Expenses
3.5.1    Commissions:
(i)    In consideration of the Joint Bookrunners' efforts regarding the Bonds Offer and the subscription and sale of the Bonds, the Issuer agrees to pay to the Joint Bookrunners a combined management, underwriting and selling commission of 0.70 per cent. of the gross proceeds of the Bonds Offer calculated at the Issue Price (the "Base Fee"). The Base Fee will be split among the Joint Bookrunners equal to their respective quota set out in Clause 3.2.
(ii)    The Issuer may, in addition to the Base Fee, pay at its sole discretion to the Joint Bookrunners an additional fee of up to 0.25 per cent. of the gross proceeds of the Bonds Offer calculated at the Issue Price (the "Discretionary Fee"). The Issuer will determine the amount of the Discretionary Fee, which may be zero, on or prior to the Closing Date and pay the Discretionary Fee no later than 30 calendar days following the Pricing Date at its sole discretion based upon the performance of the Joint

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Bookrunners. Any Discretionary Fee paid will be split among the Joint Bookrunners at the sole discretion of the Issuer.
3.5.2    Costs and Expenses: Irrespective of whether the Bonds Offer is consummated or not, the Issuer will be responsible for the costs and expenses of its legal counsel(s) and accountants, as well as all other expenses relating to the Bonds Offer including, but not limited to, public relations, advertising and listing fees, the fees for the use of bookbuilding software, fees of the Agent and the Clearing System and the fees and expenses of the Joint Bookrunners' legal counsel (which shall include such Joint Bookrunners' legal counsel's disbursements and any VAT), it being understood that such Joint Bookrunners' legal counsel's fees shall not exceed EUR 95,000 (including expenses of such Joint Bookrunners' legal counsel but excluding VAT).
3.5.3    The Base Fee will be due and payable to the Settlement Lead Manager on behalf of the Joint Bookrunners on the Closing Date and shall be deducted by the Settlement Lead Manager from the gross proceeds of the Bonds Offer and transferred to each Joint Bookrunner in the respective Amount.
3.5.4    All fees, costs and expenses payable to the Joint Bookrunners under this Agreement are to be made, free and clear of any set-off or claim and exclusive of Value Added Tax or any similar taxes ("VAT") and any withholding tax. All fees, costs and expenses charged by the Joint Bookrunners will be invoiced together with VAT, where applicable. The Issuer shall pay such additional amounts as shall be required so that the net amount received by the Joint Bookrunners after such deduction, withholding or imposition shall equal the amount otherwise due to the Joint Bookrunners. Expenses shall become due and payable within ten Business Days after the Issuer has received from the Settlement Lead Manager on behalf of the Joint Bookrunners an invoice specifying such expenses.
3.6    Execution of this Agreement by each Joint Bookrunner constitutes acceptance by it of the ICMA Agreement Among Joint Bookrunners Version 2 German law version, save that clause 3 thereof shall not apply and subject to any other amendment notified to the Joint Bookrunners by the Joint Global Coordinators in writing at any time prior to the date of this Agreement, and provided that references therein to "Lead Manager" shall be deemed to be to each Joint Global Coordinator.
4    Closing; Conditions Precedent
4.1    Closing
4.1.1    The Issuer will cause the Global Bond representing the Bonds to be delivered in or substantially in the form set out herein, duly executed and authenticated, to the Clearing System no later than 2.00 p.m. (Frankfurt am Main time) two Business Day before the Closing Date.
4.1.2    At 10.00 a.m. (Frankfurt am Main time) (or such other time as may be agreed between the Issuer and the Joint Bookrunners) on the Closing Date, the Issuer will cause the Bonds to be transferred to the Settlement Lead Manager on behalf of the Joint Bookrunners, by way of book-entry transfer to the relevant account of the Settlement Lead Manager maintained with the Clearing System (as separately notified by the Settlement Lead Manager to the Issuer prior to the Closing Date) or

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as the Settlement Lead Manager may otherwise direct the Issuer no later than two Business Days prior to the Closing Date.
4.1.3    Against transfer of the Bonds in accordance with Clause 4.1.2, the Settlement Lead Manager on behalf of the Joint Bookrunners will pay or cause to be paid to the Issuer the aggregate purchase price payable for the Bonds, being the Issue Price. Such payment shall be made by the Settlement Lead Manager on behalf of the Joint Bookrunners, in US dollars in immediately available funds to such account as shall be notified by the Issuer to the Settlement Lead Manager on behalf of the Joint Bookrunners, evidence of such payment taking the form of a confirmation by the Settlement Lead Manager that it has made the relevant payment to the Issuer.
4.2    Conditions Precedent: The obligations of the Joint Bookrunners under this Agreement and the Pricing Agreement are conditional upon:
4.2.1    on each of the date hereof, the date of the Pricing Agreement and the Closing Date, all representations and warranties made by the Issuer in this Agreement being true and correct, and as if made, at the date of this Agreement, the date of the Pricing Agreement and the Closing Date;
4.2.2    the Issuer having performed all of its obligations under this Agreement on or before the Closing Date and not being in breach of any provision of this Agreement;
4.2.3    no Force Majeure Event (as defined in Clause 11.1.3) having occurred on or before the Closing Date;
4.2.4    no action having been taken and no statute, rule, regulation or order having been enacted, adopted or issued by any governmental or regulatory authority that would prevent the issuance and sale of the Bonds; and no preliminary injunction or order of any court having been applied for or served on the Issuer prohibiting or substantially inhibiting the Issuer from executing the transactions contemplated in this Agreement;
4.2.5    the Issuer having validly executed all Contracts on or before the Closing Date;
4.2.6    the Authorisation remaining in full force and effect without modification;
4.2.7    the Issuer having signed the Global Bond and delivered it to the Clearing System in accordance with the Agency Agreement on the Business Day immediately preceding the Closing Date;
4.2.8    there having been, as at the Pricing Date and the Closing Date, no Material Adverse Change, and no development reasonably likely to result in a Material Adverse Change, since the time of the execution of this Agreement;
4.2.9    the Settlement Lead Manager on behalf of the Joint Bookrunners having received the documents set out in paragraph 1 of Schedule 4 no later than on the Pricing Date and prior to the signing of the Pricing Agreement; and
4.2.10    the Settlement Lead Manager on behalf of the Joint Bookrunners having received the documents set out in paragraph 2 of Schedule 4 no later than at 10.00 a.m. (Frankfurt am Main time) on the Closing Date.
4.3    Waiver: The Joint Bookrunners acting jointly may, at their discretion and upon such terms as they see fit, waive compliance with the whole or any part of Clause 4.2 and Schedule 4.

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5    Selling Restrictions
Each Joint Bookrunner, severally and not jointly, represents and warrants that it has complied, and agrees that it will comply, with the selling restrictions set out in Schedule 5.
6    Quotation of the Bonds, Listing of the Settlement Shares
6.1    Quotation of the Bonds: The Issuer will, with the assistance of an admission agent to be appointed by the Issuer, at its own expense, cause to be made an application for the Bonds to be admitted to trading on the Open Market at the latest within six weeks after the Closing Date. In connection with such application, the Issuer shall provide the admission agent appointed by it with all information or acts necessary to obtain such inclusion as promptly as practicable and take such other steps as may be required for the purpose of obtaining and maintaining such admission. The Issuer will use its reasonable endeavours to obtain and maintain such quotation for as long as any Bond is outstanding.
6.2    Listing of the Settlement Shares: The Issuer undertakes to procure that any Settlement Shares to be issued or delivered, as the case may be, upon conversion of the Bonds subject to and in accordance with the Terms and Conditions will, upon issue or delivery as provided in the Terms and Conditions, have been admitted to trading on the New York Stock Exchange and the Prime Standard of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse).
7    Representations and Warranties
7.1    Representations and Warranties in respect of the Issuer: The Issuer hereby represents and warrants to each of the Joint Bookrunners by way of an independent guarantee irrespective of fault (selbständige verschuldensunabhängige Garantiehaftung) that, as of the date of this Agreement, as of the Pricing Date and as of the Closing Date:
7.1.1    Capacity, Validity, Consents
(i)    the Issuer is a limited liability company (naamloze vennootschap) duly established, incorporated and validly existing under the laws of The Netherlands and each Subsidiary of the Issuer has been duly incorporated and is validly existing and in good standing, where applicable, under the laws of its jurisdiction of incorporation and under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, other than where the failure to have such power or be so qualified, or in good standing would not have a Material Adverse Effect, each with full power and authority to own its assets and to conduct its business as described in the Articles and the Offering Materials. The Existing Shares are admitted to trading on the New York Stock Exchange and on the Prime Standard of the Frankfurt Stock Exchange;
(ii)    the Issuer is not in insolvency or liquidation and no reasons for the opening of insolvency proceedings exist;
(iii)    the Issuer has full power and capacity to enter into this Agreement, to issue the Bonds free and clear of all liens, encumbrances, claims or other third party rights, to execute the Contracts, to undertake and perform all obligations expressed to be assumed by it in this Agreement, under the

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Bonds and under the Contracts and any related agreements to the full extent and to issue the Settlement Shares to be issued upon conversion of the Bonds;
(iv)    (a) this Agreement has been duly authorised by all required corporate action by and on behalf of the Issuer, executed and delivered by the Issuer and constitutes, and on the Pricing Date and on the Closing Date will constitute, valid, legally binding and enforceable obligations of the Issuer in accordance with its terms, and (b) the other Contracts have been, or will prior to their execution by the Issuer be, duly authorised by all required corporate action by and on behalf of the Issuer and on the date of their respective execution, on the Pricing Date (if they have been executed by then) and on the Closing Date will constitute valid, legally binding and enforceable obligations of the Issuer in accordance with their terms, subject in each case to the laws of insolvency or bankruptcy, applicable overriding mandatory provisions of Dutch law and other laws affecting the rights of creditors generally;
(v)    the issuance of the Bonds have been duly authorised by the Issuer and, when duly executed, authenticated and delivered, will constitute valid, enforceable and legally binding obligations of the Issuer and upon delivery of such Bonds and payment therefor, good and valid title to such Bonds, free and clear of all liens, encumbrances, claims or other third party rights, will pass to the several Joint Bookrunners and there are no restrictions on subsequent transfers of the Bonds under the laws of The Netherlands, the United States or Germany or the Articles or other constituent documents of the Issuer except as described in the Offering Materials;
(vi)    (a) as of the date hereof, except for the actions contemplated by the Contracts which are due after the date hereof (including the actions and the provisions of documents set out in Schedule 4), all licences, consents, approvals, authorisations, orders and clearances from all regulatory authorities required by the Issuer, for or in connection with, the Bonds Offer, the creation of the Bonds, the execution and issue of, and compliance by the Issuer with the terms of the Bonds and the execution of, and compliance with, the terms of, this Agreement and the Contracts and the issue of the Settlement Shares to be issued upon conversion of the Bonds, have been obtained and are in full force and effect and (b) as of the Closing Date, all licences, consents, approvals, authorisations, orders, and clearances from all regulatory authorities required by the Issuer, for or in connection with, the creation of the Bonds, the Bonds Offer and the execution and issue of, and compliance by the Issuer with the terms of, the Bonds and the execution of, and compliance with, the terms of, this Agreement and the Contracts, and the issue and delivery of the Settlement Shares to be issued upon conversion of the Bonds, have been obtained and are in full force and effect, in each case except for lodging by the Issuer with Clearstream Frankfurt of one or more duly signed global share certificates (together with global dividend coupon(s), if applicable) representing the Settlement Shares and the listing of the Settlement Shares as provided in Clause 6.2;

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(vii)    the execution and delivery of the Contracts, the Bonds Offer, the issue of the Bonds, the carrying out of the other transactions contemplated by the Contracts and compliance with their respective terms do not and will not (a) conflict with or result in a breach of any of the provisions of the Articles or other constituent documents of the Issuer or of any Subsidiary, (b) conflict with or result in a breach of any agreement or instrument to which the Issuer is a party or by which it or its properties is bound, or (c) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, with respect to (b) and (c) above only, for any such conflicts, breaches or infringements that would not, individually or in the aggregate, result in a Material Adverse Effect;
(viii)    neither the Issuer nor any Subsidiary is (a) in violation of its articles of association or other constituent documents or (b) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound except, in the case of (ii), where such default or non observance would not, individually or in the aggregate, have a Material Adverse Effect;
7.1.2    Capitalisation, Shares, Authorised Share Capital
(i)    all Existing Shares have been duly authorised (i.e. their issue has been approved by all necessary corporate action), validly issued with all pre-emptive rights complied with or validly limited or excluded and are fully paid-up and all of the issued shares of capital stock of each Subsidiary (except for directors' qualifying shares) are owned directly or indirectly by the Issuer free and clear of all liens, encumbrances, equities or claims;
(ii)    except as described in the Previously Publicly Disclosed Information:
(a)    there are no securities or other rights in issue of the Issuer or any of its Subsidiaries which are convertible into or exchangeable for shares in the share capital of the Issuer;
(b)    there are no claims against the Issuer to buy or any obligations of the Issuer or any of its Subsidiaries to issue, any shares in the share capital of the Issuer; and
(c)    there are, or will be, as the case may be, no restrictions on the transfer or voting of any of the Settlement Shares in the share capital of the Issuer pursuant to the Articles or any agreement to which the Issuer is a party;
(iii)    the Settlement Shares to be issued or delivered, as the case may be, upon conversion of the Bonds subject to and in accordance with the Terms and Conditions will be validly issued or delivered, as the case may be, and fully paid up and entitled to dividends from the beginning of the fiscal year during which they are issued;

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(iv)    the Issuer has available for issue and has the required authority to subscribe, free from pre-emption rights accruing to shareholders in respect of such issue, sufficient authorised share capital to enable the conversion rights attaching to the Bonds to be satisfied in full pursuant to and subject to and in accordance with the Terms and Conditions;
(v)    all pre-emptive rights accruing to existing shareholders of the Issuer in connection with the offer, issue and the sale of the Bonds have been, or will at the time of signing the Pricing Agreement have been, validly excluded;
(vi)    the Existing Shares are admitted to trading on the stock exchange(s) referred to in Clause 6.2. The Existing Shares are freely tradable on such stock exchange(s) and at the date of this Agreement and at the Closing Date, the Issuer is, or will be, in compliance with, and will continue to comply, with all applicable listing rules relating to the Existing Shares, and it has made and will continue to make all applicable regulatory filings in respect of the listing and admission to trading of the Existing Shares;
(vii)    the Settlement Shares to be issued or delivered, as the case may be, upon conversion of the Bonds subject to and in accordance with the Terms and Conditions will rank pari passu with, and will be of the same class as, the Existing Shares on the relevant Settlement Date (as defined in the Terms and Conditions) (except that the dividend entitlement may vary as described in the Terms and Conditions);
(viii)    the Settlement Shares will be free of any rights of any third person and freely transferable;
(ix)    the statements made in the Recitals (D), (E) and (H) are correct;
7.1.3    Financial Information, Proceedings, Insurance
(i)    the consolidated financial statements of the Issuer and its consolidated Subsidiaries as of and for the years ended 31 December 2019 and 31 December 2018 (the "Audited Financial Statements"), the unaudited condensed consolidated financial statements of the Issuer and its consolidated Subsidiaries as of and for the three months ended 31 March 2020, the unaudited condensed consolidated financial statements of the Issuer and its consolidated Subsidiaries as of and for the three and six months ended 30 June 2020 and the unaudited condensed consolidated financial statements of the Issuer and its consolidated Subsidiaries as of and for the three and nine months ended 30 September 2020 (together, the "2020 Interim Financial Statements") in the Previously Published Disclosure Information present fairly in all material respects the financial condition, results of operations and cash flows of the Issuer as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and the related rules and regulations adopted by the Commission, and have been prepared in conformity with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as otherwise noted therein) the 2020 Interim Financial Statements have been prepared on a basis consistent with that of the Audited Financial Statements;

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(ii)    KPMG Wirtschaftsprüfungsgesellschaft, have audited and issued an unqualified audit opinion (uneingeschränkte Bestätigungsvermerke) with regard to Audited Financial Statements;
(iii)    Since 31 December 2019, the Issuer has made public all information required to be made public by applicable law and regulation. No Previously Publicly Disclosed Information made public by or on behalf of the Issuer since 31 December 2019 (save to the extent amended in or superseded by subsequent Previously Publicly Disclosed Information) contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and all forecasts, estimates, expressions of opinion, intention and expectation contained in the Previously Publicly Disclosed Information were when made and remain fairly and honestly held and were made after due and careful consideration based on reasonable grounds and there were no other facts known, or which on reasonable enquiry could have been known, to the Issuer, the omission of which would make any statement or expression therein misleading or which were or might have been material in the context in which the document or the announcement was issued;
(iv)    neither the Issuer nor any of its Subsidiaries has entered into any Off-Balance Sheet Arrangements that could be considered as material in respect of the Group. For purposes of this Clause 7.1.3(iv), "Off-Balance Sheet Arrangements" means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Issuer is a party under which the Issuer or any of its Subsidiaries has (a) any obligation under a guarantee contract pursuant to which the Issuer or any of its Subsidiaries could be required to make payments to the guaranteed party including, without limitation, any standby letter of credit, market value guarantee, performance guarantee, indemnification agreement (other than indemnification obligations arising from standard business agreements), keep-well or other support agreement, (b) any retained or contingent interest in assets transferred to such unconsolidated entity that serves as credit, liquidity or market risk support to the entity in respect of such assets, (c) any variable interest held in such unconsolidated entity where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with the Issuer or any of its Subsidiaries, and (d) any other similar liability or obligation (whether absolute, accrued, contingent or otherwise) that in any of the cases (a) through (d) would not be required to be reflected in the Issuer's consolidated financial statements under U.S. GAAP or the notes thereto;
(v)    save as disclosed in the Previously Publicly Disclosed Information, there has been no Material Adverse Change since 31 December 2019;
(vi)    save as disclosed in the Previously Publicly Disclosed Information, there are no pending legal or governmental proceedings, actions or suits against or affecting either the Issuer or any member of the Group, or, to the knowledge of the Issuer, investigations pending to which the Issuer or any

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Subsidiary is a party or of which any property of the Issuer or any Subsidiaries is the subject, which, if determined adversely to it, would alone or in the aggregate have a Material Adverse Effect; and to the best of its knowledge no such proceedings, actions or suits are threatened or contemplated;
(vii)    all information provided by the Issuer and/or its representatives to the Joint Bookrunners and the Joint Bookrunners' legal counsel with respect to the Bonds Offer in oral or written form is in all material respects true and correct and not misleading;
(viii)    the Issuer and each Subsidiary have paid all material federal, state, local, Dutch and other non-U.S. taxes and filed all material tax returns required to be paid or filed through the date hereof, except for any taxes which are being contested in good faith by appropriate proceedings for which adequate reserves have been provided. There is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Issuer or any Subsidiary or any of their respective properties or assets;
7.1.4    Bonds, Offering Materials
(i)    the Bonds have been duly authorised (i.e. their issue has been approved by all necessary corporate action) and issued by the Issuer and, when duly issued, authenticated, executed and/or delivered, will constitute direct, unconditional, unsecured, valid and legally binding obligations of the Issuer;
(ii)    the Bonds will rank as set forth in § 3 of the Terms and Conditions;
(iii)    no stamp or other duty or similar tax is assessable or payable in, and no withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature is required to be made by or within Germany, The Netherlands or other subdivision of or authority therein or thereof having power to tax, in each case in connection with the authorisation, execution or delivery of the Bonds or, other than as disclosed in the Launch Term Sheet, the performance of the obligations of the Issuer under the Contracts and the Bonds or any payment it may make or be required to make on the Bonds;
(iv)    the information in the Offering Materials is true and correct and not misleading. There are no other facts with respect to the Issuer or the Bonds the omission of which would, in the context of the issue of the Bonds, make any information contained in the Offering Materials misleading in any material respect and the Issuer has made all reasonable enquiries to ascertain all facts material for the purposes of the Offering Materials and to verify the accuracy of all such statements;
(v)    no event has occurred or circumstance arisen which, had the Bonds already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an Acquisition of Control, give rise to an adjustment of the Conversion Price in accordance with § 10 to the Terms and Conditions or constitute an event of default giving rise to a termination right of the Bondholders pursuant to § 12 of the Terms and Conditions;

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7.1.5    Compliance general
(i)    except for the transactions contemplated by this Agreement or the Contracts and the Invitation to Sell, the Issuer is not aware of any inside information as defined in Article 7 of the MAR with respect to the Issuer, the Group, the Bonds or the Existing Shares that is required to be published in accordance with Article 17 of the MAR; the Issuer does not make use of its rights under Article 17(4) of the MAR or any other applicable laws or regulations in relation to the Issuer, the Group the Bonds or the Existing Shares to temporarily exempt itself from its obligation to publicly disclose inside information relating to itself;
(ii)    except for Issuer's ongoing repurchase of up to USD 100,000,000 of its ordinary shares announced on 11 November 2020 (the "Share Repurchase") pursuant to its share repurchase programme separately announced on 6 May 2019, neither the Issuer nor any of its Subsidiaries has taken, directly or indirectly, any action which was designed to cause or caused the stabilisation or manipulation of the price of the Bonds or the shares of the Issuer or any securities or other documents that embody the right to receive shares or other securities of the Issuer;
(iii)    except, in respect of limbs (b) and (c), as disclosed in an email from Philipp von Hugo dated 3 December 2020 (sent at approximately 15.11 CET), none of the Issuer, nor any of its Subsidiaries, nor any director, officer or, to the knowledge of the Issuer, agent, employee, or Affiliate (other than any Subsidiary) of the Issuer is an individual or entity ("Person"):
(a)    with whom dealings are restricted or prohibited by, or are sanctionable under, any economic sanctions or trade restrictions administered or enforced by the U.S. government (including, without limitation, those administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the U.S. Department of Commerce, or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty's Treasury, The Netherlands, or any other authority with jurisdiction over the Issuer or any of its Subsidiaries (collectively, "Sanctions", and each such Person, a "Sanctioned Person"); or
(b)    located, organized, operating or resident in a country or territory that is the subject of Sanctions (currently the Crimea region, Cuba, Iran, North Korea, Sudan, and Syria) (each, a "Sanctioned Country"), save as disclosed in "Item 8. Financial Information—Disclosure pursuant to Section 219 of the Iran Threat Reduction & Syria Human Rights Act (ITRA)" of the 2019 20-F; or
(c)    owned or controlled by, or acting on behalf of, a Person identified in (a) or (b); and to the knowledge of the Issuer, the Issuer, its Subsidiaries and its directors, officers, agents, employees and Affiliates (other than Subsidiaries) are currently in compliance with, and at all times within the past five years have been in compliance with, and have not engaged nor plan to engage in any conduct sanctionable under, any applicable Sanctions laws, and there are not

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now, nor have there been within the past five years, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the knowledge of the Issuer, threatened against the Issuer, its Subsidiaries, or the directors and officers of the Issuer and its Subsidiaries, or, to the knowledge of the Issuer, its Affiliates (other than Subsidiaries), or, to the knowledge of the Issuer, any of the employees of the Issuer, its Subsidiaries or other Affiliates concerning violations or potential violations of, or conduct sanctionable under, any Sanctions and the Issuer, its Subsidiaries and, to the knowledge of the Issuer, its Affiliates (other than Subsidiaries) have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Sanctions; any provision of this Clause (iii) shall not apply if and to the extent it is illegal, invalid or unenforceable as a result of any applicable Blocking Regulation or German law (including section 7 of the Foreign Trade and Payments Ordinance, Außenwirtschaftsverordnung, as amended) and, in such case, the legality, validity and enforceability of this Clause (iii) shall not otherwise be affected;
for purposes of this Agreement, "Blocking Regulation" means any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as amended, (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom);
(iv)    neither the Issuer nor any of its Subsidiaries, nor any director of the Issuer or any of its Subsidiaries, nor, to the knowledge of the Issuer, any agent, Affiliate (other than any Subsidiary), or other person working for or on behalf of the Issuer or any of its Subsidiaries has violated (i) any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977 and the applicable rules and regulations promulgated thereunder; (ii) any applicable provisions of the U.K. Bribery Act 2010 and the applicable rules and regulations promulgated thereunder; or (iii) any other anti-corruption or anti-bribery laws of any other applicable jurisdictions (together, "Anti-Corruption Laws"); and the Issuer, its Subsidiaries and, to the knowledge of the Issuer, its Affiliates (other than Subsidiaries) have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with applicable Anti-Corruption Laws; neither the Issuer nor any of its Subsidiaries, nor any director or officer of the Issuer, nor, to the knowledge of the Issuer, any director or officer of any of the Issuer's Subsidiaries, or any agent, employee or Affiliate (other than any Subsidiary), or other person working for or on behalf of the Issuer or any of its Subsidiaries is or has been the subject of any investigation, action, inquiry or enforcement proceedings regarding any breach or alleged breach of the Anti-Corruption Laws within the past five years, and (X) to the knowledge of the Issuer, no such investigation, action, inquiry or proceedings have been threatened or are pending and (Y) there are no circumstances likely to give rise to any such investigation, action, inquiry or proceedings;

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(v)    neither the Issuer nor any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) cause the Issuer or any of its Subsidiaries to be in violation of any applicable national or local law regulating payments to government officials or employees; or (iv) made any unlawful payments;
(vi)    the operations of the Issuer and its Subsidiaries and, so far as the Issuer is aware, each of its and their Affiliates (other than Subsidiaries) are and have been conducted at all times in compliance with the money laundering statutes of all jurisdictions to which the Issuer and its Subsidiaries, and each of its and their Affiliates (other than Subsidiaries), are subject and any related rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency including regulations governing predicate offences for money laundering (collectively, the "Anti-Money Laundering Laws"), and no action, suit, or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or its managing board or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending, or to the knowledge of the Issuer, threatened; and the Issuer, its Subsidiaries and, to the knowledge of the Issuer, its Affiliates (other than Subsidiaries) have instituted and maintained, and will continue to maintain and enforce, policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with applicable Anti-Money Laundering Laws;
(vii)    unless expressly provided for in this Agreement, the Issuer has not instructed anyone in return for payment to arrange offers to purchase the Bonds;
(viii)    the Issuer has not distributed and will not distribute to any prospective investors any materials or documents in connection with the Bonds Offer without the prior consent of the Joint Bookrunners;
(ix)    there are no acquisitions or disposals of businesses or assets pending or currently being negotiated by the Issuer or any of its Subsidiaries scheduled to be closed within six months after the Closing Date or to be announced within three months after the date of this Agreement which have not been disclosed to the Joint Bookrunners and which would, in the opinion of the Issuer, have a Material Adverse Effect;
(x)    in conducting their business, the Issuer and its Subsidiaries are not in violation of any law, regulation or governmental decree relating to trade law, trade regulation, license requirements, competition/antitrust law (save for any information already in the public domain), the German or Dutch Criminal Code and other similar laws in other jurisdictions, in which the Issuer and its Subsidiaries are engaged in their business, except where such violation could not reasonably be expected to have a Material Adverse Effect; to the best of the Issuer's knowledge, there are no indications that the Issuer and its Subsidiaries have violated any applicable competition/

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antitrust laws (save for any information already in the public domain) that could reasonably be expected to have a Material Adverse Effect;
(xi)    the Issuer and each of its Subsidiaries have obtained all necessary authorisations, consents, approvals, licenses and permits of and from all supra-national, national, provincial and other governmental authorities which are material to the conduct of the business of the Group as currently conducted (collectively, "Permits"); save for any information already in the public domain the Issuer and each of its Subsidiaries have fulfilled and performed their obligations with respect to such Permits, except where a violation of such obligations or not obtaining such Permits would not have a Material Adverse Effect; and save for any information already in the public domain there are no pending or imminent proceedings aiming at a withdrawal or amendment of any such Permits, which, in the case of an adverse decision, decree or declaration, whether separately or taken as a whole, would have a Material Adverse Effect;
(xii)    the Issuer and each Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, other than where the failure to do so would not have a Material Adverse Effect; Since the end of the Issuer's most recent audited fiscal year, there has been (i) no material weakness in the Issuer's internal control over financial reporting (whether or not remediated) and (ii) no change in the Issuer's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Issuer's internal control over financial reporting. The Issuer and each Subsidiary maintain an effective system of disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Issuer in the reports that it files or submits is recorded, processed, summarized and reported, within the applicable time periods and is accumulated and communicated to the Issuer's management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure, other than, in each case, where the failure to do so would not have a Material Adverse Effect;
7.1.6    Miscellaneous
(i)    the Issuer and each Subsidiary own or possess adequate rights to use its respective trademarks, trade names, patents, service mark registrations, technology, know how, copyrights, confidential information and other intellectual property necessary for the conduct of their respective businesses, except as would not have a Material Adverse Effect; to the knowledge of the Issuer, neither the Issuer nor any Subsidiary is infringing

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or otherwise violating any such rights of others, except for such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect; and the Issuer and each of its Subsidiaries have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict or infringement with, any such rights of others except for such violation which would not have a Material Adverse Effect;
7.1.7    Compliance with U.S. law
(i)    it is a "foreign issuer" within the meaning of Regulation S under the Securities Act;
(ii)    each of the Issuer, its Affiliates and each person acting on its or their behalf (other than the Joint Bookrunners, their Affiliates or any person acting on behalf of them, as to which no representation is made) has complied and will comply with the offering restrictions requirement of Rule 903 of Regulation S;
(iii)    neither the Issuer nor any of its Affiliates nor any persons acting on its or their behalf (other than the Joint Bookrunners, their Affiliates or any person acting on behalf of them, as to which no representation is made) have engaged in any "directed selling efforts" (as defined in Regulation S) with respect to the Bonds or the Settlement Shares;
(iv)    neither the Issuer nor any of its Affiliates, nor any person acting on its or any of its Affiliates' behalf (other than the Joint Bookrunners, their Affiliates or any person acting on behalf of any of them, as to which no representation is made), directly or indirectly, (i) has made or will make offers or sales of any security, (ii) has solicited or will solicit offers to buy any security or (iii) otherwise has negotiated or will negotiate in respect of any security, in any case, under circumstances that would require registration of the Bonds or the Settlement Shares under the Securities Act; and
(v)    the Issuer is not, and as a result of the offer and sale of the Bonds and the application of the proceeds from the sale of the Bonds will not be, an "investment company" as such term is defined in under the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act").
7.2    The representations and warranties pursuant to this Clause 7 shall continue in full force and effect in relation to each Joint Bookrunner notwithstanding (A) the actual or constructive knowledge of such Joint Bookrunner (if any) with respect to any of the matters referred to therein, and (B) the completion of the arrangements set out in this Agreement and the Pricing Agreement, if any, for the subscription and issue of the Bonds or the termination of this Agreement.
8    Undertakings by the Issuer
The Issuer undertakes with the Joint Bookrunners and each of them as follows:
8.1    Representations and Warranties: The Issuer will forthwith notify the Joint Bookrunners if at any time prior to payment of the proceeds of the Bonds to the Issuer on the Closing Date anything occurs which renders or may reasonably be expected to render any of the

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representations, warranties and agreements contained in Clause 7 untrue or incorrect and will, without prejudice to the rights of the Joint Bookrunners under this Agreement, which shall remain unaffected, forthwith take such steps as the Joint Bookrunners may reasonably require to remedy and/or publicise the fact.
8.2    Announcements: Between the date hereof and the earlier of (A) the completion (in the determination of the Joint Bookrunners) of the distribution of the Bonds or (B) 30 calendar days after the Closing Date (both dates inclusive) the Issuer will not, and the Issuer will procure that no affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or any other party acting on their behalf, will, without the prior approval of the Joint Bookrunners, make any press or other public announcement which would have a Material Adverse Effect on the marketability of the Bonds, except to the extent such public announcement is required by law in which case the Issuer will, if and to the extent permitted by law and practicable, give prior notice to the Joint Bookrunners.
8.3    Lock-up: During the period commencing on the date of this Agreement and ending 90 days after the Closing Date and without the prior written consent of the Joint Global Coordinators, on behalf of the Joint Bookrunners, the Issuer
8.3.1    will not offer, sell or otherwise undertake to sell or to dispose of (i) bonds convertible or exchangeable into shares of the Issuer or (ii) shares of the Issuer or (iii) other securities which are convertible into or exchangeable for or grant the right to subscribe or receive shares of the Issuer, and
8.3.2    will not enter into any swap or other agreement that transfers to another party, in whole or in part, any of the economic consequences of ownership of shares of the Issuer, whether any such transaction described in this sentence is to be settled by delivery of securities, in cash or otherwise.
The foregoing undertakings do not apply to (i) the issuance of the Bonds and Settlement Shares to be issued or delivered following conversion of the Bonds, (ii) the issuance of shares of the Issuer regarding employee share participation plans, (iii) shares of the Issuer issued under any stock option or similar equity compensation plans of the Issuer implemented as of the date of this Agreement, (iv) shares of the Issuer issued in connection with any warrants outstanding at the date of this Agreement, (v) shares of the Issuer issued in connection with an acquisition or joint venture directly to another party to such acquisition or joint venture, provided that each person so acquiring shares issued by the Issuer shall have agreed in writing to be bound by the terms of this Clause 8.3.
8.4    Compliance with Selling Restrictions: Neither the Issuer nor its Subsidiaries or any other persons acting on behalf or for the account of the Issuer or its Subsidiaries (save for the Joint Bookrunners or any of their affiliates, or any person acting on behalf of any of them, as to whom the Issuer makes no undertaking) will, directly or indirectly, take any action in any jurisdiction to advertise or request offers to purchase the Bonds that would constitute a public offer of the Bonds pursuant to the laws applicable in such jurisdictions.
8.5    No directed selling efforts: Neither the Issuer nor any of its Affiliates, nor any person acting on its or their behalf (except for the Joint Bookrunners or any of their affiliates, or any person acting on behalf of any of them, as to whom the Issuer makes no undertaking) will engage in any "directed selling efforts" (as defined in Regulation S) with respect to the Bonds or the Settlement Shares to be issued and/or delivered upon conversion of the Bonds.

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8.6    Offering restrictions: The Issuer and its Affiliates and each person acting on its or their behalf (except for the Joint Bookrunners or any of their affiliates, or any person acting on behalf of any of them, as to whom the Issuer makes no undertaking) will comply with the offering restrictions requirement of Rule 903 of Regulation S.
8.7    Issue or delivery of Settlement Shares: So long as any of the Bonds remain outstanding the Issuer will have available for issue and will be authorised to issue sufficient Settlement Shares from its authorised capital or will have available for delivery Existing Shares held by the Issuer as treasury shares (eigene Aktien), as the case may be, to enable conversion of the Bonds and issue or delivery, as the case may be, of Settlement Shares subject to and in accordance with the Terms and Conditions.
8.8    Stabilisation: Save for the Share Repurchase, the Issuer will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilisation or manipulation of the price of the Bonds or the Settlement Shares, whether to facilitate the sale or resale of the Bonds or the Settlement Shares or otherwise.
8.9    Taxes: The Issuer will pay (A) any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, payable in connection with the creation, issue and the Bonds Offer and/or the execution or delivery of the Contracts; and (B) in addition to any amount payable by it under this Agreement, any VAT payable in respect of that amount.
8.10    Delivery of Closing Documents: If the Joint Bookrunners consent to close the transaction upon delivery of a copy of a document which, pursuant to Clauses 4.2.9 and 4.2.10 hereof and Schedule 4 hereto, has to be delivered by the Pricing Date or the Closing Date in certified form or as an original, the Issuer undertakes to send the relevant certified copy or original, respectively, to the Settlement Lead Manager on behalf of the Joint Bookrunners, promptly (unverzüglich) after the Closing Date.
8.11    Use of Proceeds: The Issuer will use the net proceeds of the Bonds Offer for the partial repurchase of the outstanding 2021 Notes, to the extent such note will be offered to the Issuer for repurchase in the Invitation to Sell to be launched on 10 December 2020, and for the settlement or unwind of the warrants related to the 2021 Notes.
Any remaining proceeds will be used for general corporate purposes. Such remaining net proceeds shall be applied in compliance with Clause 7.1.5(iv).
The Issuer will not, directly or indirectly, use such proceeds, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity to fund or facilitate any activities or business of or with any Sanctioned Person or with any person located, operating, organized or resident in any Sanctioned Country, or in any other manner that in each case would result in a violation of Sanctions by any Person (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise) or otherwise be sanctionable under any Sanctions. Any provision of this Clause 8.10 shall not apply if and to the extent it is illegal, invalid or unenforceable as a result of any applicable Blocking Regulation or German law (including section 7 of the Foreign Trade and Payments Ordinance, Außenwirtschaftsverordnung, as amended) and, in such case, the legality, validity and enforceability of this Clause 8.10 shall not otherwise be affected.

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9    Indemnity
9.1    Without prejudice to the other rights or remedies of the Joint Bookrunners, the Issuer undertakes with each of the Joint Bookrunners that it will indemnify (freistellen) and hold harmless (schadlos halten) each Joint Bookrunner, its affiliates, and each person who controls such Joint Bookrunner (within the meaning of section 15 of the Securities Act or section 20 of the U.S. Securities Exchange Act of 1934) and each of their directors, officers, employees, and agents (each an "Indemnified Person") against any liability, damages, loss, claim, action, cost and expense (including, without limitation, legal fees, costs and expenses properly incurred and documented) (each a "Loss"), which such Indemnified Person may incur or which may be made against it as a result of or in relation to:
9.1.1    Failure to Issue: any failure by the Issuer to issue the Bonds on the Closing Date (unless such failure is a result of the failure by the Joint Bookrunners to pay the net subscription monies for the Bonds); or
9.1.2    Breach of Representations, Warranties and Undertakings: any actual or (in case of a claim originally brought by a party other than the Indemnified Persons) alleged breach of the representations, warranties and undertakings contained in or made by the Issuer under this Agreement or any of the other Contracts in connection with the Bonds Offer; or
9.1.3    Inaccuracy of Offering Material or Previously Publicly Disclosed Information: any untrue or incorrect or misleading, or allegedly untrue or incorrect or misleading, statement (i) in any Offering Material or any additional written information specifically provided by the Issuer to the Joint Bookrunners in the context of this Agreement for use in connection with the Bonds Offer or (ii) in any issued or published Previously Publicly Disclosed Information, as amended from time to time, and shall pay to the relevant Indemnified Person on demand an amount equal to such Loss.
9.2    The indemnity by the Issuer under Clauses 9.1.1 and 9.1.2 shall not apply to the extent that it is finally judicially determined that such actions, losses, claims, damages or liabilities resulted primarily from (and then only to the extent of) the respective Joint Bookrunner's or any of its affiliates' wilful default. The indemnification obligations of the Issuer shall survive termination of this Agreement and the completion of the Offers. If any action, proceeding, claim, or demand is brought, asserted or threatened against any Indemnified Person by a third party in relation to Clauses 9.1.1 to 9.1.3 above, the relevant Joint Bookrunner shall, promptly after becoming aware thereof, notify the Issuer thereof. The Issuer shall not be liable in respect of any settlement of any such action, proceeding, claim, or demand effected without its consent, such consent not to be unreasonably withheld or delayed.
9.3    The Issuer agrees that its undertakings pursuant to Clauses 9.1.2 and 9.1.3 above constitute separate and absolute guarantees and that its obligation to indemnify any Indemnified Person shall exist irrespective of whether its own fault or that of its organs, directors, officers, employees, or agents is involved.
9.4    The foregoing indemnities shall continue in full force and effect notwithstanding the completion of the arrangements set out in this Agreement for the Bonds Offer and for the subscription and issue of the Bonds or the termination of this Agreement.

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9.5    The obligations of the Issuer under this Clause 9 shall be in addition to any liabilities which the parties to this Agreement may otherwise have.
10    No Fiduciary Duties
The Issuer acknowledges and agrees that the Joint Bookrunners are acting solely pursuant to a contractual relationship with the Issuer on an at arm's length basis with respect to the Bonds Offer and not as a financial advisor, agent or a fiduciary to the Issuer or any other person. Additionally, the Issuer acknowledges that no Joint Bookrunner is advising the Issuer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, nor is any Joint Bookrunner providing any investment advice or acting as a financial adviser. The Issuer shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Joint Bookrunners shall have no responsibility and liability to the Issuer with respect thereto. The Issuer further acknowledges and agrees that any review by the Joint Bookrunners of the Offering Materials, the Issuer, the issue of the Bonds and the Bonds Offer and other matters relating thereto will be performed solely for the benefit of the Joint Bookrunners and shall not be on behalf of the Issuer or any other person. To the extent permissible by law, the Issuer acknowledges that no fiduciary duty is owed to it by any Joint Bookrunner in relation to the timing, terms or structure of the Bonds Offer, or for the pricing of the Bonds in the Bonds Offer.
11    Termination (Rücktritt)
11.1    Joint Bookrunners' ability to terminate: Notwithstanding anything contained in this Agreement, the Joint Global Coordinators, on behalf of the Joint Bookrunners may, by notice to the Issuer, which may be given at any time prior to payment to the Issuer of the net subscription monies for the Bonds on the Closing Date, terminate this Agreement in any of the following circumstances:
11.1.1    if there shall have come to the notice of any of the Joint Bookrunners any breach of, or any event rendering untrue or incorrect, any of the warranties and representations of the Issuer contained in Clause 7 or any failure by the Issuer to perform any of its undertakings or agreements in this Agreement; or
11.1.2    if any of the conditions specified in Clause 4.2 and Schedule 4 has not been satisfied and has not been waived by the Joint Global Coordinators, on behalf of the Joint Bookrunners; or
11.1.3    if there shall have occurred a Force Majeure Event which would in the opinion of the Joint Global Coordinators, on behalf of Joint Bookrunners, be impracticable or inadvisable to market the Bonds or to enforce contracts for the sale of the Bonds and/or likely to prejudice materially the success of the Bonds Offer, the issue and placement of the Bonds, the distribution of the Bonds or dealings in the Bonds in the secondary market.
A "Force Majeure Event" shall be deemed to have occurred in the following events: (A) a suspension or material limitation in trading in securities of the Issuer or in securities generally on the London Stock Exchange, Euronext Amsterdam, Frankfurt Stock Exchange, NASDAQ or the New York Stock Exchange; (B) a general moratorium on banking activities in Amsterdam, Frankfurt, London or New

A43047600 22

York declared by the relevant authorities or a material disruption in commercial banking or securities settlement, payment or clearance services in the European Economic Area or the United States; (C) the outbreak or escalation of hostilities involving the United States, the United Kingdom, The Netherlands or Germany, or the declaration by the United States, the United Kingdom or any Member State of the European Economic Area of a national emergency or war which have a material adverse impact on the financial markets in the United States, the United Kingdom, The Netherlands or Germany; or (D) the occurrence of any acts of terrorism or any other calamity or crisis or any change in financial, political or economic conditions or currency exchange rates or currency control in the United States, the United Kingdom or any Member State of the European Economic Area which have a material adverse impact on the financial markets in the United States, the United Kingdom, The Netherlands or Germany; or (E) a change or development involving a prospective change in Dutch taxation affecting the Issuer, the Bonds or the transfer thereof.
11.2    Consequences of termination: Upon such notice being given, this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that the Issuer shall remain liable for the payment of all costs and expenses referred to in Clause 3.5.2 and already incurred or incurred in consequence of such termination. The right of the Joint Bookrunners to any further claims the Joint Bookrunners may be entitled to make against the Issuer (including, but not limited to, the indemnities under Clause 9 hereof) will also remain unaffected by the termination.
12    Communications
12.1    Addresses: Any communication shall be given by letter, fax or e-mail
(a)    if to the Issuer, to it at:
QIAGEN N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands
Tel:    + 31 (77) 355-6644 or +49 (2103) 2911856
E-mail:     Thomas.neidert@qiagen.com and global.treasury@qiagen.com
Attention:    Global Treasury
(b)    if to the Joint Bookrunners, to them at:
Deutsche Bank Aktiengesellschaft
Mainzer Landstraße 11-17
60329 Frankfurt am Main
Germany
Tel:    +49 69 910 36451
Attention:    Equity Capital Markets

Goldman Sachs International
Plumtree Court
25 Shoe Lane

A43047600 23

London EC4A 4AU
United Kingdom
Tel:    +44 20 7774 1000
Email:    gs-EqSynd-EMEA@ny.email.gs.com
Attention:    Equity Capital Markets

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom
Tel:    +44 (0)20 7995 3700
Email:    ecm_london@bofa.com
Attention:    Equity Linked Capital Markets

BNP PARIBAS
4, rue d’Antin
75002 Paris
France
Tel:    + 33 1 42 98 41 44
Email:    dl.ecmcoo@bnpparibas.com
Attention:    ECM COO / Florence Sztuder

HSBC Trinkaus & Burkhardt AG
Königsallee 21/23
40212 Düsseldorf
Germany
Tel:    +49 211 910 2190
Email:    Thomas.wohlgefahrt@hsbc.de
Attention:    Thomas Wohlgefahrt

UniCredit Bank AG
Arabellastraße 12
81925 Munich
Germany
Tel:    +49 89 37812880 and +49 89 37811629
Email:    eql.uc@unicredit.eu and ecmgermany.eu@unicredit.de
Attention:    Matthias Janssen and Francesco Pilardi
12.2    Effectiveness: Any such communication shall take effect upon actual receipt (Zugang).
13    Product Governance
13.1    Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the "Product Governance Rules") regarding the mutual responsibilities of manufacturers under the product governance requirements contained within: (a) Directive 2014/65/EU on markets in financial instruments, as amended ("MiFID II"); (b) Articles 9 and 10 of the Delegated

A43047600 24

Directive; and (c) local implementing measures (the "MiFID II Product Governance Requirements"):
13.1.1    Each of the Joint Bookrunners (each a "Manufacturer" and together the "Manufacturers") acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Bonds.
13.1.2    The Issuer notes the application of the Product Governance Rules and acknowledges the target market and distribution channels identified as applying to the Bonds by the Manufacturers.
14    Recognition of the U.S. Special Resolution Regimes
14.1    In the event that any Joint Bookrunner that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Joint Bookrunner of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
14.2    In the event that any Joint Bookrunner that is a Covered Entity or a Covered Affiliate of any such Joint Bookrunner becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Joint Bookrunner are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
"Covered Affiliate" has the meaning assigned to the term "affiliate" in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
"Covered Entity" means any of the following:
(i)    a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"U.S. Special Resolution Regime" means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
15    Final Clauses
15.1    This Agreement shall be governed by, and construed in accordance with, German law.
15.2    Any non-contractual rights and obligations arising out of or in connection with this Agreement shall also be governed by German law.

A43047600 25

15.3    Place of performance is Frankfurt am Main, Germany.
15.4    Any action or other legal proceedings (the "Proceedings") arising out of or in connection with this Agreement may be brought in the District Court (Landgericht) in Frankfurt am Main, Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.
15.5    Any provision of this Agreement, including this Clause 15.5, may be amended or supplemented only if the Issuer and the Joint Bookrunners so agree in writing.
15.6    Should any provision contained in this Agreement be or become invalid, illegal or unenforceable or incomplete in any jurisdiction, the validity, legality and enforceability of the remaining provisions (or of such provision in any other jurisdiction) will not in any way be affected or impaired thereby with respect to any other party or parties hereto to the fullest extent legally possible. Such invalid, illegal or unenforceable provision shall be replaced by means of supplementary interpretation (ergänzende Vertragsauslegung) by a valid, legal and enforceable provision, which most closely approximates the parties' commercial intention. This shall also apply mutatis mutandis to any unintended gaps (Vertragslücken) in this Agreement.
15.7    The Schedules to this Agreement form part of this Agreement.
15.8    Each of the Joint Bookrunners together with their respective affiliates comprise full service securities firms engaged in activities and businesses, including among others, securities, commodities and derivatives trading, foreign exchange and other brokerage activities, research publication, and principal investing, as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations, governments and individuals from which conflicting interests or duties, or a perception thereof, may arise.
16    Counterparts
This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart, whereby the parties to this Agreement agree that the exchange of electronic copies of signed documents shall have the same validity as originals.

A43047600 26

Schedule 1
Form of Terms and Conditions of the Bonds

A43047600 27

Schedule 2
Form of Global Bond
THIS GLOBAL BOND AND THE SHARES TO BE DELIVERED UPON THE CONVERSION OF THE BONDS HAVE NOT AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). NEITHER THIS GLOBAL BOND NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD WITHIN THE UNITED STATES OF AMERICA OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. THE GLOBAL BOND MAY NOT BE CONVERTED INTO SHARES BY OR ON BEHALF OF A PERSON LOCATED WITHIN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
ISIN: DE000A286LP0
Common Code: [●]
German Securities Code (WKN): A286LP
QIAGEN N.V.
with corporate seat (statutaire zetel) in Venlo, The Netherlands

(the "Issuer")
GLOBAL BEARER BOND
representing
USD [●]
(in words: [●] US dollars)
Convertible Bonds due 2027
convertible into ordinary registered shares of QIAGEN N.V.,
divided into bearer bonds in the principal amount of USD 200,000 each and ranking pari passu among themselves.

This global bearer bond (the "Global Bond") represents convertible bonds of the Issuer in the aggregate principal amount of USD [●], divided into Bonds in the principal amount of USD 200,000 each (the "Bonds"), and having the provisions specified, in the Terms and Conditions as annexed hereto. Definitive notes representing the Bonds will not be issued. References in this Global Bond to the "Terms and Conditions" shall be to the Terms and Conditions as annexed hereto. Words and expressions defined or set out in the Terms and Conditions shall have the same meaning when used in this Global Bond.
The Issuer, subject to and in accordance with the Terms and Conditions, agrees to pay to the bearer of this Global Bond for on-payment to the Bondholders any sums payable in respect thereof under the Terms and Conditions.
The Issuer, subject to and in accordance with the Terms and Conditions, undertakes to deliver to the Bondholders upon conversion ordinary registered shares of the Issuer.
This Global Bond shall be deposited with Clearstream Banking AG, Frankfurt am Main ("Clearstream Frankfurt"), and is issued exclusively for the purpose of being held in safe custody by or for the account of Clearstream Frankfurt.

A43047600 28

Clearstream Frankfurt is authorised to reduce the principal amount of this Global Bond by the aggregate of the principal amounts of the Bonds in relation to which the conversion has been exercised or which have been redeemed and cancelled. The relevant number of Bonds which are represented by this Global Bond will result from the relevant current electronic data documentation of Clearstream Frankfurt.
This Global Bond is governed by, and shall be construed in accordance with, German law.
This Global Bond will only be valid if it bears the handwritten signatures of two duly authorised representatives of the Issuer and the control signature of a person duly authorised by Deutsche Bank AG, London Branch.
Venlo, 17, December 2020
QIAGEN N.V.

By:	By:

(Authorised Signatory)	(Authorised Signatory)

Authentication Signature (without liability, warranty or recourse):

(Authorised Signatory)

[The Terms and Conditions must be annexed hereto.]

A43047600 29

Schedule 3
Form of Pricing Agreement

10 December 2020
QIAGEN N.V.
as Issuer

and
DEUTSCHE BANK AKTIENGESELLSCHAFT
and
Goldman Sachs international
and
MERRILL LYNCH INTERNATIONAL
as Joint Global Coordinators and Joint Bookrunners

and
BNP PARIBAS
and
HSBC TRINKAUS & BURKHARDT AG
and
UNICREDIT BANK AG
as Joint Bookrunners

PRICING AGREEMENT
relating to the
QIAGEN N.V.
USD [●] Convertible Bonds due 2027
ISIN DE000A286LP0
convertible into ordinary registered shares of
QIAGEN N.V.

This Pricing Agreement (the "Pricing Agreement") is dated 10 December 2020 and made between:
(1)    QIAGEN N.V., a limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) at Venlo, The Netherlands, and its registered office at Hulsterweg 82, 5912 PL Venlo, The Netherlands, and registered with the Dutch Trade Register of the Chamber of Commerce under number 12036979 (the "Issuer");
(2)    DEUTSCHE BANK AKTIENGESELLSCHAFT, GOLDMAN SACHS INTERNATIONAL, and MERRILL LYNCH INTERNATIONAL, (together, the "Joint Global Coordinators"); and
(3)    BNP PARIBAS, HSBC TRINKAUS & BURKHARDT AG, and UNICREDIT BANK AG (together with the Joint Global Coordinators, the "Joint Bookrunners").
Recital:
On 10 December 2020, the Issuer and the Joint Bookrunners entered into a subscription agreement with respect to the issuance of Convertible Bonds due 2027, ISIN DE000A286LP0, in an aggregate principal amount of USD [●] (the "Bonds", which expression where the context so admits shall include the Global Bond (as defined below) to be delivered in respect of the Bonds) (the "Subscription Agreement") which provides that the final terms and conditions of the Bonds, in particular the aggregate principal amount and the conversion price of the Bonds will be determined in a bookbuilding process and fixed in this Pricing Agreement.
IT IS AGREED as follows:
1    Certain Definitions; Subscription Agreement
1.1    References to capitalised terms not defined in this Pricing Agreement are to those terms as defined in the Subscription Agreement and in the Terms and Conditions (as defined in the Subscription Agreement), except where the context requires otherwise.
1.2    In case of any conflicts between the provisions contained in (A) this Pricing Agreement, (B) the Subscription Agreement or (C) any other agreement entered into between the Issuer and the Joint Bookrunners prior to the date of this Pricing Agreement and relating to the transaction contemplated by this Pricing Agreement, the provisions contained in this Pricing Agreement shall prevail.
2    Terms of the Issuance of the Bonds
The terms of the Bonds have been agreed between the parties to this Pricing Agreement as follows:

Maturity Date:	[●] 2027
Aggregate Principal Amount of Bonds:	USD [●]
Issue Price:	[100.00] per cent.
Reference Share Price:	USD [●] per share
Conversion Premium:	[●] per cent.
Initial Conversion Price:	USD [●]

A43047600 31

3    Miscellaneous
3.1    This Pricing Agreement shall be governed by, and construed in accordance with, German law.
3.2    Any non-contractual rights and obligations arising out of or in connection with this Pricing Agreement shall also be governed by German law.
3.3    Place of performance is Frankfurt am Main, Germany.
3.4    Any action or other legal proceedings (the "Proceedings") arising out of or in connection with this Pricing Agreement may be brought in the District Court (Landgericht) in Frankfurt am Main, Germany. Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.
3.5    Any provision of this Pricing Agreement, including this Clause 3.5, may be amended or supplemented only if the Issuer and the Joint Bookrunners agree in writing.
3.6    Should any provision contained in this Pricing Agreement be or become invalid, illegal or unenforceable or incomplete in any jurisdiction, the validity, legality and enforceability of the remaining provisions (or of such provision in any other jurisdiction) will not in any way be affected or impaired thereby with respect to any other party or parties hereto to the fullest extent legally possible. Such invalid, illegal or unenforceable provision shall be replaced by means of supplementary interpretation (ergänzende Vertragsauslegung) by a valid, legal and enforceable provision, which most closely approximates the parties' commercial intention. This shall also apply mutatis mutandis to any unintended gaps (Vertragslücken) in this Pricing Agreement.

A43047600 32

Signature Page
to the Pricing Agreement
This Pricing Agreement has been entered into on the date first stated above.
QIAGEN N.V.

By:	By:

A43047600 S-1

DEUTSCHE BANK AKTIENGESELLSCHAFT

By:

A43047600 S-1

GOLDMAN SACHS INTERNATIONAL

By:

A43047600 S-1

MERRILL LYNCH INTERNATIONAL

By:

A43047600 S-1

BNP PARIBAS

By:	By:

A43047600 S-1

HSBC TRINKAUS & BURKHARDT AG

By:

A43047600 S-1

UNICREDIT BANK AG

By:

A43047600 S-1

Schedule 4
List of Documents to be delivered pursuant to Clause 4.2.9 and Clause 4.2.10
1    List of Documents to be delivered pursuant to Clause 4.2.9
A copy of each of the following documents relating to the Issuer:
1.1    the current Articles certified by authorised signatories of the Issuer;
1.2    an electronic extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) regarding the Issuer dated the Pricing Date; and
1.3    copies of all corporate and other consents, approvals or authorisations, including the managing board resolutions (including a power of attorney) and the supervisory board resolutions (which resolutions include the Authorisation), required by the Issuer in connection with the issuance of the Bonds and the entry into the Contracts and the performance by the Issuer of its obligations under the Bonds and the Contracts, which shall be delivered to the Settlement Lead Manager on behalf of the Joint Bookrunners on or before the Closing Date.
2    List of Documents to be delivered pursuant to Clause 4.2.10
2.1    Executed legal opinions, in form and substance satisfactory to the Joint Bookrunners, dated the Closing Date, of:
2.1.1    Freshfields Bruckhaus Deringer LLP, legal advisers to the Joint Bookrunners as to German law;
2.1.2    Linklaters LLP, legal advisers to the Issuer as to German law; and
2.1.3    Linklaters LLP, legal advisers to the Issuer as to Dutch law.
2.2    An original certificate, dated the Closing Date, signed by two duly authorised officers of the Issuer, substantially in the form set out in Schedule 6 (the "Closing Certificate").
2.3    An electronic extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) regarding the Issuer dated the Closing Date.

A43047600/5.2/10 Dec 2020 40

Schedule 5
Selling Restrictions
1    General: No action has been or will be taken in any jurisdiction by the Joint Bookrunners that would to the best of their knowledge permit a public offer of the Bonds, or possession or distribution of any offering or publicity material relating to the Bonds, in any country or jurisdiction where action for that purpose is required
2    Prohibition of Sales to Retail Investors in the EEA and the United Kingdom: The Bonds are not intended, to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU ("MiFID II") or (ii) a customer within the meaning of Directive 2016/97/EU (the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Accordingly, each Joint Bookrunner represents, warrants and agrees that it has not offered or sold, and will not offer or sell, any of the Bonds to any retail investor in the EEA or the United Kingdom.
3    United States:
3.1    The Bonds and the Settlement Shares: The Bonds and the Settlement Shares to be delivered on conversion of the Bonds (together, the "Securities") have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each of the Joint Bookrunners represents that it has not offered or sold, and agrees that it will not offer or sell, any of the Securities constituting part of its allotment except outside of the United States to non-U.S. persons in an "offshore transaction" accordance with Rule 903 of Regulation S under the Securities Act ("Regulation S"). Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Bonds and the Settlement Shares to be delivered upon conversion of the Bonds and all such persons have complied and will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.
3.2    Such Joint Bookrunner has offered and sold the Bonds, and will offer and sell the Bonds, (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Bonds and the Closing Date, only in accordance with Regulation S.
3.3    At or prior to the confirmation of sale of any Bonds sold in reliance on Regulation S, such Joint Bookrunner will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchase Bonds from it during the distribution compliance period a confirmation or notice to substantially the following effect:
"The Bonds covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Bonds and the date of

A43047600/5.2/10 Dec 2020 41

original issuance of the Bonds, except in accordance with Regulation S. Terms used above have the meanings given to them by Regulation S."
3.4    Each Joint Bookrunner represents that it has not entered and agrees that it will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S) with respect to the distribution or delivery of the Securities, except with its affiliates or with the prior written consent of the Issuer.
4    Canada: Each Joint Bookrunner acknowledges that the Bonds and the Settlement Shares (the “Securities”) have not been and will not be qualified for distribution by prospectus under the securities laws of any province or territory of Canada and may not be offered or sold in Canada except pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of Canadian securities laws. Each of the Joint Bookrunners acknowledges and agrees that the Bonds are being made available for sale in Canada only to purchasers who qualify as both an “accredited investor” and a "permitted client" within the meaning of applicable Canadian securities laws.
5    United Kingdom of Great Britain and Northern Ireland: Each Joint Bookrunner represents, warrants and agrees that:
(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Bonds and the Bonds Offer in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and
(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds and the Bonds Offer in, from or otherwise involving the United Kingdom.

A43047600/5.2/10 Dec 2020 42

Schedule 6
Form of Closing Certificate
[On the letterhead of the Issuer]

Deutsche Bank Aktiengesellschaft Mainzer Landstraße 11-17 60329 Frankfurt am Main Germany	Goldman Sachs International Plumtree Court 25 Shoe Lane London EC4A 4AU United Kingdom
Merrill Lynch International 2 King Edward Street London EC1A 1HQ United Kingdom	BNP PARIBAS 16, boulevard des Italiens 75009 Paris France
HSBC Trinkaus & Burkhardt AG Königsallee 21/23 40212 Düsseldorf Germany	UniCredit Bank AG Arabellastraße 12 81925 Munich Germany
(together the "Joint Bookrunners" of the issue of Bonds referred to below)

Dear Sirs,
QIAGEN N.V.
with corporate seat (statutaire zetel) in Venlo, The Netherlands
(the "Issuer")
USD [●] Convertible Bonds due 2027
ISIN DE000A286LP0
convertible into ordinary registered shares of QIAGEN N.V.,
(the "Bonds")
Closing Certificate
Reference is made to the subscription agreement in respect of the Bonds dated 10 December 2020 (the "Subscription Agreement") and the pricing agreement in respect of the Bonds dated 10 December 2020 (the "Pricing Agreement"). References to capitalised terms used but not defined herein are to those terms as defined in the Subscription Agreement.
We hereby certify on behalf of the Issuer that
(a)    as at the date hereof there has been no Material Adverse Change in relation to the Issuer or the Group since the time of the execution of the Subscription Agreement;
(b)    the representations and warranties of the Issuer contained in the Subscription Agreement are true and correct in all respects as at, and as if made on, the date hereof; and

A43047600/5.2/10 Dec 2020 43

(c)    the Issuer has performed all of its obligations under the Subscription Agreement to be performed on or before the date hereof and is not in breach of any provision of the Contracts.
In addition, we hereby confirm that
(x)    the articles of association (Satzung) of the Issuer, dated as of 17 January 2020, and delivered to you on [●] December 2020 are, as at the date hereof, still valid and in full force and effect and since their date no shareholders' resolution has been passed to amend the same and no invitation for a shareholders' meeting of the Issuer containing a proposal to amend the same has been published; and
(y)    each copy of documents with respect to the Issuer delivered to you in accordance with Clause 4.2.9 and Clause 4.2.10 of, and Schedule 4 to, the Subscription Agreement is a true copy of the relevant original.
17 December 2020
Yours sincerely,
QIAGEN N.V.

By:	By:
Title:	Title:

A43047600/5.2/10 Dec 2020 44

Signature Page
to the Subscription Agreement
This Subscription Agreement has been entered into on the date first stated above.
QIAGEN N.V.

/s/ Melanie Prang	/s/ Thomas Neidert
By: Melanie Prang	By: Thomas Neidert

A43047600 S-1

DEUTSCHE BANK AKTIENGESELLSCHAFT

/s/ Xavier Lagache	/s/ Mark Schmitz
By: Xavier Lagache Managing Director	By: Mark Schmitz Managing Director

A43047600 S-2

GOLDMAN SACHS INTERNATIONAL

/s/ Celine Assouling
By: Celine Assouling

A43047600 S-3

MERRILL LYNCH INTERNATIONAL

/s/ Juan Rodriguez Andrade
By: Juan Rodriguez Andrade

A43047600 S-4

BNP PARIBAS

/s/ Thierry Petit	/s/ Florence Sztuder
By: Thierry Petit Head of EMEA EQL	By: Florence Sztuder COO of ECM EMEA

A43047600 S-5

HSBC TRINKAUS & BURKHARDT AG

/s/ Bernd Wiedemuth	/s/ Christopher Johannson
By: Bernd Wiedemuth Director	By: Christopher Johannson Associate Director

A43047600 S-6

UNICREDIT BANK AG

/s/ Matthias Janssen	/s/ Francesco Pilardi
By: Matthias Janssen Managing Director	By: Francesco Pilardi Director

A43047600 S-7